EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 28, 2020—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2019.

Net income for the three months ended December 31, 2019 was $1.971 million, or $0.35 per share-basic and diluted, an increase of $256 thousand from net income of $1.715 million, or $0.35 per share-basic and diluted for the same quarter in 2018. The majority of the increase relates to an increase in the net interest income partially offset by an increase in income tax expense.

Net interest income for the fourth quarter of 2019, after the provision for loan losses, was $7.204 million, approximately 15.6% higher than the same period in 2018. The provision for loan losses for the three months ended December 31, 2019 was $101 thousand compared to $193 thousand for the same period in 2018. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and minimal loan losses in recent years. The net interest margin was 2.79% for the fourth quarter of 2019 compared to 2.93% for the same period in 2018. This decrease was due to an increase in interest rates paid on interest bearing liabilities partially offset by an increase in yields on interest bearing assets.

Non-interest income increased in the fourth quarter of 2019 by $922 thousand, or 41.9%, while non-interest expenses increased $952 thousand, or 14.1%, compared to the same period in 2018. The increase in non-interest income was mainly the result of gains from security sales due to strategic investment decisions coupled with death benefit proceeds from a bank-owned life insurance policy partially offset by a decrease in mortgage loan origination income. Non-interest expense increased primarily due to an increase in salaries and benefits from the Charter Bank acquisition coupled with acquisition-related professional fees.

Net income for the twelve months ended December 31, 2019 decreased 11.5% to $5.902 million, or $1.17 per share-basic and diluted, from $6.672 million, or $1.36 per share-basic and diluted, for the twelve months ended December 31, 2018.

Net interest income for the twelve months ended December 31, 2019, after the provision for loan losses, decreased 5.6% to $25.066 million from $26.566 million for the year ended in 2018. Net interest margin for the twelve months ended December 31, 2019, decreased to 2.77% in 2019 from 3.05% in 2018. The provision for loan losses for the twelve months ended December 31, 2019 was $573 thousand compared to $334 thousand in 2018.

Non-interest income increased by $1.149 million, or 13.3%, and non-interest expense decreased by $107 thousand, or 0.4%, for the twelve months ended December 31, 2019 when compared to the same period in 2018. The increase in non-interest income was discussed above. The decrease in non-interest expense was mainly due to a refund of excess prepaid postage and continued cost containment focus throughout the Company, partially offset by an increase in salaries and benefits related to the Charter Bank acquisition.

Total assets as of December 31, 2019 increased to $1.195 billion, up $236.804 million, or 24.7%, when compared to $958.630 million at December 31, 2018. Deposits increased by $142.774 million, or 18.9%, and loans, net of unearned income, increased by $147.790 million, or 34.4%, when compared to December 31, 2018. The increase in loans, net of unearned income, was due to the Charter Bank acquisition coupled with new loan demand in excess of loan paydowns. Non-performing assets increased by $2.454 million to $15.802 million at December 31, 2019 as compared to $13.348 million at December 31, 2018, due to an increase in non-accrual loans and loans 90 days or more past due and still accruing and other real estate owned.

During the twelve months ended December 31, 2019, the Company paid dividends totaling $0.96 per share.

Citizens and its wholly-owned subsidiary, Citizens Bank, are both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-eight banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Twelve Months Ending
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
INTEREST INCOME
Loans, including fees	$7,433	$5,940	$5,375	$24,653	$20,242
Investment securities	2,073	2,291	2,670	9,801	10,924
Other interest	377	213	48	907	193

	9,883	8,444	8,093	35,361	31,359

INTEREST EXPENSE
Deposits	2,151	1,923	1,084	7,719	2,811
Other borrowed funds	427	603	585	2,003	1,648

	2,578	2,526	1,669	9,722	4,459

NET INTEREST INCOME	7,305	5,918	6,424	25,639	26,900

PROVISION FOR LOAN LOSSES	101	12	193	573	334

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,204	5,906	6,231	25,066	26,566

NON-INTEREST INCOME
Service charges on deposit accounts	1,144	1,126	1,180	4,413	4,562
Other service charges and fees	812	864	732	3,129	2,879
Other non-interest income	1,166	517	288	2,206	1,158

	3,122	2,507	2,200	9,748	8,599

NON-INTEREST EXPENSE
Salaries and employee benefits	4,358	3,509	3,519	14,883	14,530
Occupancy expense	1,125	1,288	1,357	5,245	5,730
Other non-interest expense	2,245	2,071	1,900	7,430	7,405

	7,728	6,868	6,776	27,558	27,665

NET INCOME BEFORE TAXES	2,598	1,545	1,655	7,256	7,500

INCOME TAX EXPENSE	627	212	(60)	1,354	828

NET INCOME	$1,971	$1,333	$1,715	$5,902	$6,672

Earnings per share - basic	$0.35	$0.27	$0.35	$1.17	$1.36

Earnings per share - diluted	$0.35	$0.27	$0.35	$1.17	$1.36

Dividends paid	$0.24	$0.24	$0.24	$0.96	$0.96

Weighted average shares outstanding - basic	5,558,891	4,900,030	4,892,530	5,063,736	4,889,420

Weighted average shares outstanding - diluted	5,561,351	4,901,495	4,896,201	5,066,103	4,899,218

	For the Period Ended,
	December 31, 2019	September 30, 2019	December 31, 2018
Period End Balance Sheet Data:
Total assets	$1,195,434	$1,049,603	$958,630
Total earning assets	1,105,103	971,289	885,416
Loans, net of unearned income	577,067	473,498	429,277
Allowance for loan losses	3,755	3,806	3,372
Total deposits	898,996	794,314	756,222
Short-term borrowings	—	—	—
Long-term borrowings	6	8	15
Shareholders’ equity	112,800	98,999	83,866
Book value per share	$20.22	$20.15	$17.09

Period End Average Balance Sheet Data:
Total assets	$1,164,570	$1,026,700	$971,893
Total earning assets	1,068,683	951,520	894,099
Loans, net of unearned income	561,483	453,503	418,136
Total deposits	929,598	807,230	760,992
Short-term borrowings	2,096	1,983	20,986
Long-term borrowings	10	11	512
Shareholders’ equity	96,295	90,885	83,907

Period End Non-performing Assets:
Non-accrual loans	$11,993	$12,359	$9,839
Loans 90+ days past due and accruing	257	220	73
Other real estate owned	3,552	3,383	3,440

	As of
	December 31, 2019	September 30, 2019	December 31, 2018
Year to Date Net charge-offs as a percentage of average net loans	0.03%	0.01%	0.00%

Year to Date Performance Ratios:
Return on average assets(1)	0.51%	0.51%	0.69%
Return on average equity(1)	6.13%	5.77%	7.95%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.77%	2.62%	3.05%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com